Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

$300 MILLION RECEIVABLES SECURITIZATION PROGRAM

FRANKLIN, Tenn. (March 22, 2012) — Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today that its wholly-owned subsidiary, CHS/Community Health Systems, Inc. (“CHS”), and certain of CHS’ subsidiaries have entered into an accounts receivable securitization program (the “Receivables Facility”) with a group of conduit lenders and liquidity banks (the “Lenders”). Credit Agricolé Corporate and Investment Bank will serve as managing agent and as the administrative agent and The Bank of Nova Scotia will also serve as managing agent. During the term of the Receivables Facility, these subsidiaries of CHS will sell all existing and future accounts receivable (the “Receivables”) to CHS, which will then sell or contribute the Receivables to CHS Receivables Funding, LLC, a bankruptcy-remote, special-purpose limited liability company. CHS Receivables Funding, LLC will in turn grant security interests in the Receivables to Credit Agricolé Corporate and Investment Bank in exchange for borrowings from the Lenders of up to $300 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. Unless earlier terminated or subsequently extended pursuant to its terms, the Receivables Facility will expire on March 21, 2014, subject to customary termination events that could cause an early termination date.

The Receivables Facility will be more fully described in, and the principal agreements establishing the program will be filed as exhibits to, a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 134 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Statements contained in this press release regarding our financing arrangements, their impact on the Company, and other events may include forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 465-7000